Exhibit 99.1

Helen of Troy Expresses Disappointment Over Jury Verdict in Thermometer Infringement Case

EL PASO, Texas, January 25, 2016 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, announces the outcome of a jury trial between Kaz USA, Inc. (“Kaz”), an operating subsidiary of Helen of Troy, and Exergen Corporation, headquartered in Watertown, MA.  The case involved claims of alleged patent infringement related to two forehead thermometer models sold by Kaz in the United States. On January 22, 2016, the jury found in favor of Exergen and awarded damages of $14.6 million with respect to a period of approximately seven years of sales.  Kaz is respectful of the jury determination but is disappointed, and disagrees strongly, with that determination.  The outcome of the case is not yet final, and the verdict will be subject to several post-trial motions. The forehead thermometers involved in this case represented less than 1% of Helen of Troy’s consolidated net sales for fiscal year 2015.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Health and Home: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Beauty: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®. The Nutritional Supplements segment was formed with the acquisition of Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For more information about Helen of Troy, please visit www.hotus.com.

Investors:
ICR, Inc.
Allison Malkin / Anne Rakunas
203-682-8200 / 310-954-1113